Exhibit 10.10

Execution Copy

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of March 29, 2019 (this agreement, together with all amendments and restatements hereto, this “Agreement”), between DIVERSUS, INC., a Delaware corporation (“Borrower”), and POSITIVE PHYSICIANS HOLDINGS, INC., a Pennsylvania corporation (“Lender”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of the voting Capital Stock of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any guarantors or any of their respective properties or assets, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of New York are not open for business.

“Capital Stock” means any and all shares, units, interests, participations or other equivalents (however designated) of capital stock of a corporation, including, without limitation, all preferred stock, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing, in each case whether voting or non-voting.

“Community Offering” shall have the meaning given to such term in the Standby Purchase Agreement.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean, as of any time, (a) the Outstanding Principal Amount together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents and (b) all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, and (ii) twelve percent (12.00%).

“Diversus Management Agreement” has the meaning given to such term in the Standby Purchase Agreement.

“Embargoed Person” shall have the meaning set forth in Section 4.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 6.1.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code and any regulations or official interpretations thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantors” shall mean, individually and/or collectively (as the context may require) Diversus Management, Inc., a Pennsylvania corporation, Gateway Risk Services, LLC, a Pennsylvania limited liability company Andrews Outsource Solutions, LLC, a Florida limited liability company and Specialty Insurance Agency, LLC, a Pennsylvania limited liability company.

“Guaranty” shall mean that certain Guaranty Agreement executed by the Guarantors and dated as of the date hereof.

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (g) all other liabilities or obligations of such Person which are required to be treated as indebtedness under GAAP and (h) any other similar liabilities or obligations.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any investor or any prior investor in the Loan, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any investor or other third party, (f) any receiver or other fiduciary appointed in a Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or otherwise.

“Initial Closing Date” shall mean the date on which the first disbursement of the Loan is made in accordance with this Agreement.

“Intercreditor Agreement” shall have the meaning given to such term in the Standby Purchase Agreement.

“Interest” shall have the meaning set forth in Section 2.4(a).

“Interest Rate” shall mean a rate per annum equal to eight percent (8.00%).

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Intercreditor Agreement and all other documents executed and/or delivered in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Make-Whole Amount” shall mean an amount equal to the amount of Interest which would accrue on the Term Loan from the date on which the applicable payment or prepayment is made or is required to be made to the date that is five (5) years after the Transaction Closing Date, discounted to the date of payment at a discount rate of 8.00%. For avoidance of doubt, the Make-Whole Amount does not apply to the Revolving Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower and the Guarantors, taken as a whole, (c) the enforceability, validity of this Agreement or the other Loan Documents, (d) the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents or (e) the ability of any Guarantor to perform its obligations under any Guaranty (not including the merger of certain Guarantors contemplated by Section 5.1).

“Maturity Date” shall mean the date that is five (5) years following the Transaction Closing Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan Agreement and the Note.

“Merger” shall have the meaning given to such term in the Option Agreement (as defined in the Standby Purchase Agreement).

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of up to the Term Loan Commitment Amount plus the Revolving Loan Commitment Amount, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligor” means each of the Borrower and each Guarantor.

“OFAC” shall have the meaning set forth in Section 4.18.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Outstanding Principal Amount” shall mean, as of any date, an amount equal to the sum of the Outstanding Term Loan Amount plus the Outstanding Revolving Loan Amount.

“Outstanding Revolving Loan Amount” shall mean, as of any date, an amount equal to (a) the portion of the Revolving Loan Commitment Amount which has been advanced to Borrower pursuant to Section 2.2(b) minus (b) the amount of any prepayments or repayments of the Loan which have been applied to the Outstanding Revolving Loan Amount pursuant to Section 2.6.

“Outstanding Term Loan Amount” shall mean, as of any date, an amount equal to (a) the portion of the Term Loan Commitment Amount which has been advanced to Borrower pursuant to Section 2.2 minus (b) the amount of any prepayments of the Loan which have been applied to the Outstanding Term Loan Amount pursuant to Section 2.6.

“Patriot Act” shall have the meaning set forth in Section 4.19.

“Permitted Indebtedness” shall have the meaning set forth in Section 5.13.

“Permitted Lien” shall mean, collectively, (a) the lien and security interests created by the Senior Loan Documents, (b) liens for taxes or mechanics or materialmens’ liens which the Borrower or the Guarantors, as applicable, are contesting by appropriate proceedings (acceptable to Lender in its sole discretion) that stay the enforcement of the liens or other action against the Borrower or the Guarantors, as applicable.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Prepayment Date” shall mean the earlier to occur of (a) the date on which the Standby Purchase Agreement is terminated, (b) the date that is one (1) year following the date hereof, if the Community Offering has not occurred prior to such date and (c) the date that is one (1) Business Day following the date of the closing of the Merger.

“Required Financial Item” shall have the meaning set forth in Section 5.10.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president or manager of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Revolving Borrowing” shall mean any disbursement of the Revolving Loan made in accordance with Section 2.2(b).

“Revolving Commitment Period” shall mean the date commencing on the date hereof and ending on the date that is one Business Day prior to the Maturity Date.

“Revolving Loan” shall have the meaning set forth in Section 2.1(b).

“Revolving Loan Commitment Amount” shall mean an amount equal to Five Hundred Thousand Dollars ($500,000), as may be reduced pursuant to Section 2.5(b)(ii).

“Senior Loan Documents” shall mean that certain Credit Agreement dated as of January 3, 2017 between Borrower and Oak Street Funding, LLC, and the other “Credit Documents” as defined therein, as amended in satisfaction of the condition set forth in Section 3.1(c) and as the same may be further amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Standby Purchase Agreement” shall mean that certain Standby Purchase Agreement dated as of June 8, 2018 by and among Lender, Positive Physicians Insurance Exchange, Physician’s Insurance Program Exchange, Professional Casualty Association and the Standby Purchaser, as amended, restated or otherwise modified from time to time.

“Standby Purchaser” shall mean Insurance Capital Group, LLC, a Delaware limited liability company.

“Term Loan” shall have the meaning set forth in Section 2.1(a).

“Term Loan Commitment Amount” shall mean an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000), as may be increased pursuant to Section 2.5(b)(ii).

“Transaction Closing Date” shall mean the date of the closing and completion of the Community Offering.

Section 1.2 Principles of Construction.

All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2.

GENERAL TERMS

Section 2.1 The Loan.

(a) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept a term loan in an amount not to exceed the Term Loan Commitment Amount (the “Term Loan”).

(b) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept a revolving loan in an amount not to exceed the Revolving Loan Commitment Amount (the “Revolving Loan”).

Section 2.2 Disbursements to Borrower.

(a) Following the Transaction Closing Date, provided that all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied, Lender shall advance the Term Loan to Borrower, in one or more advances, in an amount of up to $5,500,000.

(b) The Revolving Loan shall be disbursed during the Revolving Commitment Period, provided that all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied, upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 3:00 p.m. three Business Days prior to the requested date of any Revolving Borrowing. Any telephonic notice must be confirmed promptly by delivery to Lender of a written borrowing request for such Revolving Borrowing signed by a Responsible Officer of Borrower. Each such request (whether telephonic or written) shall specify (i) the requested date of the Revolving Borrowing (which shall be a Business Day), and (ii) the principal amount of the Revolving Borrowing to be borrowed. Each Revolving Loan shall be in the principal amount of $50,000.00 or any whole multiple of $50,000.00 in excess thereof or the unused portion of the Revolving Loan Commitment Amount.

Section 2.3 Note and Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and guaranteed by the Guaranty.

Section 2.4 Interest Rate; Interest Payments.

(a) Interest on the Outstanding Principal Amount of the Loan (“Interest”) shall accrue from the Initial Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b) Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

(c) On the last day of each month following the Initial Closing Date and on the Maturity Date, Borrower shall pay to Lender the amount of accrued and unpaid Interest.

(d) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Amount of the Loans shall accrue interest at the Default Rate.

(e) This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay Interest at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay Interest due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the Interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.5 Loan Payments.

(a) Term Loan.

(i) On the Maturity Date, Borrower shall pay to Lender:

A.	If the Maturity Date occurs as the result of the acceleration of the Loan following an Event of Default, the Make-Whole Amount; plus

B.	the Outstanding Term Loan Amount; plus

C.	all accrued and unpaid Interest and all other amounts due hereunder and under the Note and the other Loan Documents.

(b) Revolving Loan.

(i) Borrower shall pay to Lender, on the date that is six (6) months from the date of any Revolving Borrowing that is made when there are no Revolving Loans outstanding:

A.	The Outstanding Revolving Loan Amount; plus

B.	all accrued and unpaid Interest and all other amounts due hereunder and under the Note and the other Loan Documents on such Revolving Loans.

(ii) In the event that any Revolving Loan is not repaid as required pursuant to Section 2.5(b)(i), such Revolving Loans shall immediately be converted to a Term Loan, the Revolving Commitment shall be cancelled and the Term Loan Commitment shall be increased by the amount of such Revolving Commitment.

(c) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00pm, New York time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or into an account that Lender shall select by not less than three (3) Business Days prior written notice to Borrower, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(d) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(e) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.6 Prepayments.

(a) Voluntary Prepayments. Borrower may not, without the prior written consent of the Lender, which permission may be given or withheld in Lender’s sole discretion, prepay the Term Loan in whole or in part, except as set forth in Section 2.6(b). Borrower may from time to time repay the Revolving Loans.

(b) Mandatory Prepayments. On any Prepayment Date, Borrower shall pay to Lender:

(i) the Make-Whole Amount, if such prepayment occurs following the Transaction Closing Date; plus

(ii) the Outstanding Principal Amount; plus

(iii) all accrued and unpaid Interest and all other amounts due hereunder and under the Note and the other Loan Documents.

(c) Application of Payments. Amounts prepaid in accordance with this Section 2.6 shall be applied to the Debt in the following order:

(i) first, to pay any costs or expenses owed under this Agreement or any of the other Loan Documents;

(ii) second, to the Make-Whole Amount;

(iii) third, to pay any accrued and unpaid interest on the Outstanding Principal Amount as of the date of such prepayment; and

(iv) fourth, to pay the Outstanding Principal Amount.

(d) Any amounts of the Term Loan which are pre-paid may not be reborrowed.

Section 2.7 Taxes.

(a) Any and all payments by Borrower under or in respect of this Agreement or any other Loan Document to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority, unless required by Applicable Law.

(b) In addition, Borrower hereby agrees to pay any and all present or future stamp, recording, documentary, excise, property, intangible, filing or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Note or any other Loan Document.

(c) Borrower hereby agrees to indemnify Lender for, and to hold Lender harmless against, the full amount of taxes described in this Section 2.7 imposed on or paid by Lender, or required to be withheld or deducted from a payment to Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Borrower provided for in this Section 2.7(c) shall apply and be made whether or not such taxes have been correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Amounts payable by Borrower under the indemnity set forth in this Section 2.7(c) shall be paid within ten (10) days from the date on which the applicable Lender, as the case may be, makes written demand therefor.

(d) Lender shall take commercially reasonable actions (consistent with legal and regulatory restrictions) requested by Borrower to assist Borrower, as the case may be, at the sole expense of Borrower, to recover from the relevant taxation authority or other Governmental Authority any taxes in respect of which amounts were paid by Borrower pursuant to Section 2.7(a), Section 2.7(b) or Section 2.7(c). However, Lender will not be required to take any action that would be, in the sole judgment of Lender, legally inadvisable or commercially or otherwise disadvantageous to Lender in any respect. In no event shall Lender be required to disclose any tax returns or any other information that, in the sole judgment of Lender is confidential or proprietary.

Section 2.8 Conversion. At the option of the Lender, to be exercised at any time following the completion of the Community Offering (as described in the Standby Purchase Agreement) and prior repayment of the Loan, the Outstanding Principal Amount shall be exchanged and converted and shall be deemed to be repaid in full upon the issuance to Lender of a number of shares of Series A Common Stock of the Borrower equal to the Outstanding Principal Amount plus the amount of any outstanding Revolving Loans divided by $1.00, as such amount shall be adjusted to take into account the issuance of any additional Capital Stock of Borrower, stock splits, or other changes to the capital structure of Borrower. Such issuance shall occur within five (5) Business Days of the Lender’s written request therefor.

ARTICLE 3.

Conditions

Section 3.1 Conditions to Initial Disbursement. The obligation of Lender to make the initial disbursement of the Loan is subject to the satisfaction, in the discretion of Lender and of the Standby Purchaser, of the following conditions, subject to Section 2.2:

(a) The effective filing of the Registration Statement (as defined in the Standby Purchase Agreement);

(b) execution and delivery by Borrower and each Guarantor of each Loan Document to which such Person is a party;

(c) modification of the terms of the Senior Loan Documents on terms acceptable to Lender and the Standby Purchaser;

(d) receipt by Lender of a legal opinion from counsel to Borrower and the Guarantors with respect to the authorization, execution, delivery and enforceability of the Loan Documents and such other matters requested by Lender; and

(e) receipt by Lender of an Officer’s Certificate of Borrower and each Guarantor attaching (i) a certified copy of such Person’s certificate of formation or incorporation, (ii) a certificate of good standing in respect of such Person issued by its jurisdiction of formation and each jurisdiction in which it is registered to do business, (iii) a certified copy of such Person’s articles of incorporation and bylaws or limited liability operating agreement, (iv) an incumbency certificate with specimen signatures of the individuals who are authorized to execute the Loan Documents on behalf of such Person, (v) a certified copy of the resolutions adopted by the shareholders or members and/or directors or managers of such Person approving the execution, delivery and performance by such Person of the Loan Documents to which it is a Party.

Section 3.2 Conditions to Each Disbursement. The obligation of Lender to make any disbursement of the Loan is subject to the satisfaction, in the discretion of Lender and of the Standby Purchaser, prior to or at the date for such disbursement, of the following conditions, subject to Section 2.2:

(a) The delivery by Borrower of a borrowing request in the form of Exhibit A not less than five (5) Business Days prior to the date of the requested disbursement;

(b) all of the representations and warranties made by Borrower and/or the Guarantors shall be true and correct as and when made and as of the date of the requested disbursement, provided, however, any inaccuracy of such representations and warranties may be cured by Borrower and/or the Guarantors prior to such disbursement;

(c) no Default or Event of Default shall have occurred or be in existence, and no Default or Event of Default would reasonably be expected to occur as the result of the making of such Disbursement;

(d) Borrower and the Guarantors, on a consolidated basis, shall be in compliance with the financial covenants described in Section 5.19, and shall remain in compliance with such covenants, on a pro-forma basis after taking into account the making of the requested disbursement;

(e) receipt by the Lender of a closing certificate dated as of the date of such disbursement executed by an officer of Borrower certifying that all of the conditions set forth in Section 3.1 (if applicable) and this Section 3.2 have been satisfied; and

(f) no event or circumstance shall have occurred or be in existence that has or could have a Material Adverse Effect.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1 Legal Status and Authority.

(a) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; (ii) is duly qualified to transact business and is in good standing under the laws of each state where required in order to conduct its business and own the properties owned by it and (iii) has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all Applicable Law and required in order to carry on its business as now conducted.

(b) Each Guarantor (i) is the type of entity identified in the definition of “Guarantor” and is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; (ii) is duly qualified to transact business and is in good standing under the laws of each state where required in order to conduct its business and own the properties owned by it and (iii) has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all Applicable Law and required in order to carry on its business as now conducted.

Section 4.2 Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note and the other Loan Documents by Borrower and each Guarantor and the borrowing evidenced by the Note and this Agreement (inclusive of all Exhibits and Schedules) (i) are within its corporate or limited liability company power and authority; (ii) have been authorized by all requisite corporate or limited liability company pursuant to its organizational documents; (iii) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval applicable to it, its organizational documents, or any indenture, agreement or other instrument to which it is a party or by which it or any of its assets is or may be bound or affected; (iv) will not result in the creation or imposition of any Lien upon any of its assets; and (v) will not require any authorization or license from, or any filing with, any Governmental Authority, (b) this Agreement, the Note and the other Loan Documents have been duly executed and delivered by Borrower and each Guarantor through the undersigned authorized representative of Borrower and each Guarantor and (c) this Agreement, the Note and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and each Guarantor. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or any Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and neither Borrower nor any Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Borrower or any Guarantor is required in connection with the valid execution and delivery of this Agreement, the Note and/or the , or the other Loan Documents.

Section 4.3 The authorized and outstanding Capital Stock of the Borrower and each Guarantor is as set forth on Schedule 4.3. All issued and outstanding Capital Stock of each such Person is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than Permitted Liens and such Capital Stock was issued in compliance with all Applicable Law. The identity of the holders of the Capital Stock of the Borrower and each Guarantor and the percentage of the fully diluted ownership of the Capital Stock of each such Person is set forth on Schedule 4.3. Except as set forth on Schedule 4.3, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or any Guarantor of any Capital Stock of any such Person.

Section 4.4 Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, threatened or contemplated against Borrower or any Guarantor or against or affecting any of its or their assets other than as set forth on Schedule 4.4.

Section 4.5 Agreements. Neither Borrower nor any Guarantor is a party to any agreement or instrument or subject to any restriction which could be reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Guarantor is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Guarantor or any of its or their assets is bound. Neither Borrower nor any Guarantor has material financial obligation under any agreement or instrument to which Borrower or any Guarantor is a party or by which Borrower, Guarantor or any of its or their assets is bound, other than (a) obligations incurred in the ordinary course of the operation of the Borrower’s and Guarantors’ business, (b) obligations under the Senior Loan Documents and (c) obligations under this Agreement, the Note and the other Loan Documents. Other than the Senior Loan Documents, and subject to the Intercreditor Agreement, there is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 4.6 Financial Condition.

(a) Borrower and each Guarantor is solvent and no proceeding under Creditors Rights Laws with respect to Borrower or any Guarantor has been initiated. Neither Borrower nor any Guarantor has initiated any proceeding under Creditors Rights Laws with respect to Borrower or such Guarantor.

(b) No petition in bankruptcy has been filed by or against Borrower or any Guarantor in the last ten (10) years, and neither Borrower nor any Guarantor has made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws in the last ten (10) years.

(c) Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and neither Borrower nor any Guarantor has any knowledge of any Person contemplating the filing of any such petition against it.

Section 4.7 Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) no transactions by or with Borrower are nor will be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

Section 4.9 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 4.10 Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower and/or the Guarantors and its and their assets (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and/or the Guarantors and its and their assets in all material respects, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements except as described on Schedule 4.9.

Section 4.11 Taxes. Borrower and each Guarantor have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.12 Title to Properties. Borrower and each Guarantor have (a) full corporate, partnership, limited liability company, as appropriate, power, authority and legal right to own and operate the properties and assets which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties and assets, subject to no Lien of any kind, except Permitted Liens.

Section 4.13 Indebtedness. Neither Borrower nor any Guarantor has incurred, has issued or is liable for any Indebtedness other than Permitted Indebtedness.

Section 4.14 Third Party Representations. Each of the representations and the warranties made by Borrower and/or the Guarantors in the other Loan Documents are true, complete and correct in all material respects.

Section 4.15 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Note or the other Loan Documents.

Section 4.16 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.17 Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 4.18 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in Borrower is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower or any other party to the Loan is designated as an Embargoed Person.

Section 4.19 Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, each Guarantor and each and every Person affiliated with Borrower or any Guarantor or that has an economic interest in Borrower or any Guarantor, or, that has or will have an interest in the transaction contemplated by this Agreement or will participate, in any manner whatsoever, in the Loan, is: (a) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (b) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (c) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (d) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (e) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, any Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Borrower or any Guarantor is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an immediate Event of Default hereunder if Borrower or any Guarantor or any Controlling principal of Borrower or any Guarantor is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.20 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 4.21 No Change in Facts or Circumstances. All information submitted by Borrower to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.

Section 4.22 Survival of Representations. Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5.

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1 Existence. Borrower and each Guarantor shall continuously maintain (i) its existence and shall not dissolve or permit its dissolution, (ii) its rights to do business in the applicable State and (iii) its franchises and trade names, if any; provided, however that Diversus Management, Inc. shall be permitted to convert to a Pennsylvania limited liability company.

Section 5.2 Applicable Law. Borrower and each Guarantor shall promptly comply in all material respects with all Applicable Law affecting Borrower, the Guarantors and their respective assets, or the use thereof, including, without limitation, Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act.

Section 5.3 Use of Proceeds. The proceeds of the Loan will be used solely for the Borrower’s and the Guarantors’ working capital purposes in the ordinary course; provided that, without the prior written consent of Lender, no proceeds of the Loan shall be used to repay any of Borrower’s Indebtedness under the Senior Loan Document.

Section 5.4 Other Obligations. Borrower and each Guarantor shall pay and discharge all trade obligations (defined as balances owed to third parties for goods, supplies, and services obtained in the ordinary course of business and purchased on open account) as they mature and all taxes, assessments or other governmental charges or levies before penalties attach, except such as are being appropriately contested in good faith and for which an adequate reserve for payment is being maintained.

Section 5.5 Insurance. Borrower and each Guarantor shall (i) maintain adequate insurance as is customarily maintained by similar businesses, (ii) ensure that each policy for such insurance shall contain a provision for thirty (30) days prior notice to Lender of any cancellation thereof and stipulating Lender as loss payee, (iii) provide a detailed list of such insurance to Lender upon request, and (iv) within thirty (30) days of written notice from Lender, obtain such additional insurance as may be reasonably requested.

Section 5.6 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or any Guarantor.

Section 5.7 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or any Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower or any Guarantor has knowledge.

Section 5.8 Cooperate in Legal Proceedings. Borrower shall and shall cause each Guarantor to reasonably and fully cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of this Agreement, the Note or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.

Section 5.9 Performance by Borrower. Borrower shall and shall cause each Guarantor to in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Note and the other Loan Documents and any amendments, modifications or changes thereto.

Section 5.10 Information Covenants.

(a) Borrower shall and shall cause each Guarantor to keep adequate books and records of account in accordance with GAAP or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i) annual financial statements of Borrower and each Guarantor audited (on a consolidated bases) by an accounting firm or other independent certified public accountant reasonably acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrower, except for the year ended December 31, 2018, where such statements shall be furnished to lender within one hundred twenty (120) days after the close of 2018;

(ii) quarterly unaudited financial statements of Borrower and each Guarantor within thirty (30) days after the end of each calendar quarter, together with a certificate of the chief financial officer of Borrower certifying that such statements have been prepared in accordance with GAAP and containing calculations of the financial covenants set forth in Section 5.19; and

(iii) such other certificates or evidence acceptable to Lender to confirm that any funds advanced by Lender hereunder have been used by Borrower in the manner set forth herein.

(b) Within ten (10) Business Days of Lender’s request, Borrower shall furnish Lender with such other additional financial or management information relating to Borrower and/or the Guarantors (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall permit Lender and its agents to perform an examination and audit of any such books and records at any reasonable time from time to time during business hours upon no less than one (1) Business Days written notice, unless a Default or Event of Default is then in existence, in which case no advance notice shall be required.

(c) Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 5.10 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party as of the respective dates of the financial statements; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other methods acceptable to Lender in its sole discretion (consistently applied). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

Section 5.11 Debt Cancellation. Neither Borrower nor any Guarantor shall cancel or otherwise forgive or release any claim or debt owed to Borrower or such Guarantor by any Person, except for adequate consideration and in the ordinary course of Borrower’s or such Guarantor’s business.

Section 5.12 ERISA.

(a) Neither Borrower nor any Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) neither Borrower nor any Guarantor is an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower nor any Guarantor is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(i) Capital Stock interests in Borrower and the Guarantors are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(ii) Less than 25 percent of each outstanding class of Capital Stock in Borrower and the Guarantors are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2), as modified by § 3(42) of ERISA, disregarding the value of any Capital Stock in Borrower and the Guarantors held by (I) a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower and the Guarantors, (II) any Person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower and the Guarantors, or (III) any affiliate of a Person described in the immediately preceding clause (I) or (II);

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940; or

(iv) The assets of Borrower and the Guarantors are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. § 2510.3-101.

Section 5.13 No Other Indebtedness. Neither Borrower nor any Guarantor shall incur, directly or indirectly, any Indebtedness, other than (a) the Indebtedness arising hereunder and under the other Loan Documents, (b) Indebtedness under the Senior Loan Documents; provided that the amount of Indebtedness under the Senior Loan Documents shall not, at any time, exceed the amount of such Indebtedness as of the Transaction Closing Date (taking into account any prepayment of such Indebtedness made in connection with the transactions occurring on the Transaction Closing Date) minus amount of such Indebtedness which is repaid prior to such time in accordance with the terms of the Senior Loan Documents and further minus any amortization or payment on the Senior Loan Documents paid following the Transaction Closing Date and (c) trade accounts payable of Borrower and Guarantors and other similar obligations incurred in the ordinary course of business which do not, in the aggregate, exceed $100,000 at any time (collectively, “Permitted Indebtedness”).

Section 5.14 Assets; Liens. Neither Borrower nor any Guarantor shall, directly or indirectly, (a) convey, lease, sublease, sell, transfer, assign or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except in the ordinary course of business consistent with past practices and except for the transactions relating to entry into the new Management Agreement between Diversus Management Inc. and Positive Physicians Insurance Company and the related termination of the existing attorney-in-fact agreements all as referenced in the Standby Purchase Agreement, or (b) indirectly, create, incur, assume or permit to exist any Lien or other encumbrance on or with respect to any property or asset of any kind of Borrower and Guarantors, whether now owned or hereafter acquired, other than Permitted Liens.

Section 5.15 Changes in Corporate Structure; Asset Acquisition. Neither Borrower nor any Guarantor shall, directly or indirectly, (a) make or own any investments (including without limitation any direct or indirect loans, advances or capital contributions) in any person, including any joint venture, but excluding investments, loans or advances by Borrower in its direct or indirect subsidiaries, (b) other than pursuant to the Option Agreement, enter into any amalgamation, merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however that PTPGP, LLC, Professional Third Party, LP, Specialty Insurance Services, LLC, and Physicians’ Insurance Program Management Company shall be permitted to merge with and into Diversus Management, Inc. and Diversus Management, Inc. shall be permitted to convert to a Pennsylvania limited liability company; provided, further that Borrower provides Lender with prompt written notice of such merger or conversion, (c) issue any Capital Stock to any Person or otherwise cause or permit any change in Borrower’s or any Guarantor’s ownership or capital structure (including, without limitation, by amendment to the terms of any Capital Stock of Borrower or any Guarantor), (d) acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person or entity or business unit thereof in excess of $100,000.00 in the aggregate in any calendar year or (e) change its business or enter into any new line of business.

Section 5.16 Formation of Subsidiaries. Neither Borrower nor any Guarantor shall form any subsidiary or acquire any interest in any other Person unless such Person executes a joinder to this Agreement and the Guaranty in form and substance satisfactory to Lender and the Standby Purchaser and provides (a) an Officer’s Certificate of such Person with respect to the matters listed in Section 3.1(e) and (b) a legal opinion of counsel to such Person with respect to the execution and enforceability of the documents executed by such Person pursuant to this Section 5.16.

Section 5.17 Restricted Payments. Borrower shall not cause or permit, directly or indirectly, (a) any payments of dividends or other payments in respect its Capital Stock, or (b) any payments of any fees, commissions, compensation or other amounts to the holders of Borrower’s Capital Stock or Affiliates thereof, except for those permitted payments identified on Exhibit B attached hereto and made a part hereof.

Section 5.18 Transactions with Affiliates. Neither Borrower nor any Guarantor shall enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any Affiliates thereof or with any of the holders of Borrower’s Capital Stock unless (a) such arrangement, transaction or contract is identified on Exhibit B attached hereto and made a part hereof, or (b) such arrangement, transaction or contract is on an arm’s length basis and on commercially reasonable terms.

Section 5.19 Financial Covenants.

(a) Borrower and the Guarantors, on a consolidated basis, shall be in compliance with each of the following financial covenants in each full calendar quarter following the Initial Closing Date, as shown on the Borrower’s quarterly financial statements and calculated in accordance with GAAP consistently applied:

(i) the Debt Service Coverage Ratio (defined below) shall be at least 1.1 to 1.00, tested as follows:

A.	on a trailing 3-month basis for the quarter ending on June 30, 2019;

B.	on a trailing 6-month basis for the quarter ending on September 30, 2019;

C.	on a trailing 9-month basis for the quarter ending December 31, 2019; and

D. on a trailing 12-month basis for each quarter ending on or after March 31, 2020,

(ii) EBITDA (defined below) shall be at least these amount for the periods indicated, measured on a trailing 12-month basis:

A. For 2019 - $3,000,000;

B. For 2020 – $2,500,000;

C. For 2021 – $2,400,000; and

D. For 2022 and each year thereafter - $2,200,000;

provided, that, EBITDA shall be at least $3,000,000 for all periods following the completion of an acquisition by Lender, and

(iii) Funded Indebtedness (defined below), shall not be more than 5.50 times Adjusted EBITDA, measured on a trailing 12-month basis.

(b) For the purposes of this Section 5.19:

“Adjusted EBITDA” shall, for any period, mean EBITDA plus cash contributions from Borrower’s shareholders plus, if such amounts are included in the definition of “Adjusted EBITDA” contained in the Senior Loan Documents (as amended), draws on this Term Loan during such period.

“Debt Service Coverage Ratio” shall, for any period, mean (a) Adjusted EBITDA for such period divided by (b) the current portion of Indebtedness plus capital lease payments not expensed in the current fiscal year during such period.

“EBITDA” shall, for any period, mean earnings before interest expense, depreciation and amortization expense.

“Funded Indebtedness” shall, for any period, mean the outstanding principal amount of all Indebtedness of Borrower and the Guarantors, on a consolidated basis during such period, including, without limitation, the Indebtedness evidenced by the Senior Loan Documents and the Indebtedness evidenced by this Agreement, the Note and the Other Loan Documents.

Section 5.20 Modification to Senior Loan Documents. Borrower shall not, without the prior written consent of Lender, amend, restate or otherwise modify any of the terms of the Senior Loan Documents; provided that, notwithstanding the foregoing, Borrower may amend and restate the Senior Loan Documents in connection with the partial repayment of principal to the Senior Lender in the amount of $10,000,000.

ARTICLE 6.

EVENTS OF DEFAULT; REMEDIES

Section 6.1 Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if Borrower shall fail to (i) pay when due any sums which are payable on the Maturity Date, or (ii) pay when due any other sums payable under the Note, this Agreement or any of the other Loan Documents if such failure continues for three (3) days following the due date for such payment;

(b) if any of the representations or covenants contained in Article 4 or Article 5 hereof are breached or violated;

(c) if any representation or warranty of, or with respect to, Borrower, any Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein or in any other Loan Documents, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made or would otherwise constitute a Material Adverse Effect;

(d) any one or more of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written consent of the Lender, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or any Guarantor, or any governmental authority of competent jurisdiction shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or Borrower or any Guarantor denies that it has any liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(e) if (i) Borrower or any Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent in writing or in any legal proceeding to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f) if (i) Borrower or any Guarantor fails to pay any amount due on the Indebtedness evidence by the Senior Loan Documents or any of its other Indebtedness (including principal, interest and any premium or fee thereon, but excluding Indebtedness evidenced by this Agreement and the other Loan Documents) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure continues beyond the applicable cure period, if any, (ii) a default occurs under any agreement or instrument evidencing any such Indebtedness, or under which any Borrower or any Guarantor has outstanding at the time, any such Indebtedness and such default continues beyond the applicable cure period, if any, or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof as a result of a default or other similar adverse event;

(g) if Borrower or any of its Affiliates shall be in default under any of its obligations under the Diversus Management Agreement or any other agreement entered into in connection with the Standby Purchase Agreement;

(h) if Borrower or any Guarantor shall have rendered against it a money judgment as finally determined by a court of competent jurisdiction with respect to any litigation, arbitration or mediation, in an amount equal to or greater than $500,000 (net of insurance issued by unrelated third parties), or which would reasonably be expected to result in a Material Adverse Effect;

(i) if any federal tax lien is filed against Borrower and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(j) if Borrower shall fail to deliver to Lender any Required Financial Item when the same is due, or if no due date is specified therefor, within thirty (30) days after written request by Lender;

(k) if any Person other than those Persons named in Schedule 4.3 shall hold the legal and beneficial title to any of the Capital Stock of Borrower (other than by reason of a transfer of such Capital Stock by any such Person to an Affiliate of such Person; provided that Lender is given prior written notice of such transfer, together with an amended form of Schedule 4.3 reflecting such transfer); or

(l) if any event, development or circumstance shall have occurred that, in the reasonable judgment of Lender and/or the Standby Purchaser, could constitute a Material Adverse Effect.

Section 6.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Note and the other Loan Documents against Borrower and the Guarantors, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 6.1(e) (with respect to Borrower only), the Debt and all other obligations of the members of Borrower under this Agreement, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Note and the other Loan Documents to the contrary notwithstanding.

(b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any Guarantor to impair any remedy, right or power consequent thereon.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after Borrower receives written notice of such cost or expense being incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and shall be due and payable promptly (but in no event more than ten (10) days) following written demand by Lender therefor.

ARTICLE 7.

ASSIGNMENT

Section 7.1 Assignment by Borrower. Borrower may not assign this Agreement or delegate any of its obligations or liabilities hereunder.

Section 7.2 Assignment by Lender. Lender may assign its rights and obligations hereunder or sell participating interests in the Loan and/or this Agreement. Borrower agrees to cooperate with Lender in any such sale and/or assignment.

ARTICLE 8.

EXPENSES; INDEMNIFICATIONS

Section 8.1 Expenses. Borrower shall pay: (i) all reasonable out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of outside counsel for Lender, in connection with its underwriting activities, in connection with the credit facilities provided for herein, and/or preparation, administration, and documentation of this Agreement, the Loan and related Loan Documents, or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of outside counsel for Lender, in connection with the enforcement, collection or protection of its rights in any way related to the Loan and Loan Documents, including its rights under this Article 8 and/or in the collection of the Loan, as well as all other obligations and liabilities of Borrower to Lender as a result of the occurrence of an Event of Default hereunder or in the pursuit of any remedy of Lender available to it under or pursuant to the Loan or any of the Loan Documents, both before and after entry of a judgment, whether inside or outside of bankruptcy, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations with respect to this Agreement, the Loan and Loan Documents (whether inside or outside of bankruptcy) being reimbursed by the Borrower under this Article 8, include without limiting the generality of the foregoing, costs and expenses incurred in connection with: (a) filed examinations and preparation of reports based on fees charged by a third party retained by Lender or the internally allocated fees for such persons employed by Lender; (b) background and/or credit checks; (c) sums paid or incurred to take any action required of the Borrower, which the Borrower fails to take; and (d) forwarding loan proceeds and collecting checks and other items of payment

Section 8.2 Indemnification. Borrower shall at all times protect, indemnity, defend and save harmless each of the Indemnified Parties from and against any and all Losses of which such Indemnified Party may at any time sustain or incur by reason of or in consequence of or arising out of the execution and delivery of, the consummation of the transactions contemplated by, or the amendment or modification of, or any waiver or consent under or in respect of the Loan or any of the Loan Documents.

Section 8.3 Survival. The obligations and liabilities of Borrower under this Article 8 shall fully survive indefinitely notwithstanding any termination, satisfaction or assignment hereof.

ARTICLE 9.

NOTICES

Section 9.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Diversus, Inc.
100 Berwyn Park, 850 Cassatt Road,
Suite 220, Berwyn, PA 19312
Attn: Gregory Campbell, Chair
Email: gcampbell@cdvcapital.com
Fax:

with a copy to:

If to Lender:	Positive Physicians Insurance Company
850 Cassatt Road, Suite 220
Berwyn, PA 19312
Attnt: Lewis S. Sharps, M.D.
Email:
Fax:

with a copy to:	Insurance Capital Group, LLC
c/o ICG Management, LLC 767 5th Avenue
New York, New York 10153
Attn: Matthew T. Popoli, Craig A. Huff, Jack Sun
Email: mpopoli@insurancecap.com; chuff@reservoircap.com; jsun@insurancecap.com
Fax:

or addressed as such party may from time to time designate by written notice to the other parties. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 10.

FURTHER ASSURANCES

Section 10.1 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents, which affidavit shall contain an appropriate indemnity against loss to Borrower or any other party to the Loan Document that has been lost, stolen or destroyed, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, or will cause the applicable member of Borrower to issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

ARTICLE 11.

WAIVERS

Section 11.1 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against the members of Borrower pursuant to this Agreement, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 11.2 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.3 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 11.4 Waiver of Trial by Jury. To the extent permitted by applicable law, Borrower and Lender, by acceptance of this Agreement, hereby waive, to the fullest extent permitted by applicable law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to the Loan, the application for the Loan, this Agreement, the Note or the other Loan Documents or any acts or omissions of Lender or Borrower.

Section 11.5 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.6 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 11.7 Waiver of Statute of Limitations. To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases on behalf of itself and the other members of Borrower, to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note or other Loan Documents.

Section 11.8 Waiver of Counterclaim. Borrower hereby waives on behalf of itself and the other members of Borrower, the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents arising out of or in any way connected with the Loan Agreement, the Note or any of the other Loan Documents.

Section 11.9 Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 12.

MISCELLANEOUS

Section 12.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 12.2 Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the Applicable Laws of the state of New York and Applicable Laws of the United States of America.

Section 12.3 Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.5 Preferences. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.6 Incorporation of Schedules. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.7 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 12.8 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under this Agreement, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

(b) This Agreement, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and/or other documents.

(d) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Note or the other Loan Documents, including, without limitation, any Officer’s Certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(e) Borrower recognizes and acknowledges that in accepting this Agreement, the Note and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 without any obligation to investigate the Borrower and notwithstanding any investigation of the Borrower by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4.

Section 12.9 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note and the other Loan Documents and this Agreement, the Note and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 12.10 Entire Agreement. This Agreement, the Note and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note and the other Loan Documents.

Section 12.11 Liability. The obligations and liabilities of Borrower and the Guarantors under the Loan Documents shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 12.12 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 12.13 Time of Essence. Time is of the essence with respect to each and all of the provisions of this Agreement.

[signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

DIVERSUS, INC.

By:	/s/ Leslie Latta
Name: Leslie Latta
Title: COO

Signature Page to Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis Sharps, M.D.
Name: Lewis Sharps, M.D.
Title: President

Signature Page to Loan Agreement

Exhibit A

Form of Disbursement Request

[to come]

Exhibit B

Permitted Affiliate Transactions

1. Payment of consultancy fees in an amount to be agreed to Gregory Campbell in respect of certain acquisition and financial advisory services to be performed by him.

2. Payment of salary, bonus and other fringe benefits to Kurt Gingrich, and to any other employee of Diversus or its Affiliates who also holds shares of stock in Diversus; on the same terms that such payments are made as of the date hereof (with such adjustments as may be made in the ordinary course of business consistent with past practice).